STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

August 1, 2005

Job Number: C20050721-0460
Reference Number: 00000296576-05
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	**Description**	**Number of Pages**
20050282418-22	Amendment	1 Pages/1 Copies

Respectfully,

DEAN HELLER
Secretary of State

By

Certification Clerk

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C4610-1995
Document Number:
20050282418-22

Date Filed:
7/20/2005 10:03:49 AM
In the office of

Dean Heller
Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation:

ROYCE BIOMEDICAL, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 has been changed. The new name of the Corporation is:

SMART-TEK SOLUTIONS INC.

Article 3 has been changed. The new amount of authorized capital stock that the Corporation may issue is:

500,000,000 shares of common stock, at a par value of $0.001 per share; and
5,000,000 shares of preferred stock, at a par value of $0.001 per share

The preferred shares may be issued by this Corporation's Board of Director from time to time in one or more series in the manner provided under Nevada law.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 81.2 %

4. Effective date of filing (optional): JULY 22, 2005
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): ____________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.